Exhibit 10.19

LSF5 WAGON HOLDINGS, LLC

2711 N. Haskell Avenue, Suite 1700

Dallas, Texas 75204

February 14, 2011

Mr. Jon Howie

1413 Cherry Blossom Lane

Keller, Texas 76248

Dear Jon:

Reference is made to that certain Amended and Restated Limited Liability Company Agreement of LSF5 Wagon Holdings, LLC, dated as of February 5, 2007 (as the same may be amended from time to time, the “LLC Agreement”), and to that certain transaction bonus letter agreement among you, Wagon and DFRG, dated as of February 7, 2011 (the “TBA”). Capitalized terms used but not defined in this letter shall have the meanings ascribed thereto in the TBA.

This letter (this “Letter”) will confirm our agreement that in the event of (i) a Qualified Public Offering or Secondary Public Offering as a result of which the percentage of the aggregate common equity of the Public Company held directly or indirectly by Wagon is no longer greater than 50% or (ii) a Sale, you shall have the right (but not the obligation), upon your written request dated and delivered to Wagon no later than five (5) days after such event (the “Election Notice”), to require Wagon to purchase from you all (but not less than all) of the Class B Interests (as such term is defined in the LLC Agreement) you then hold, if any (the “Subject Interests”), for an amount (the “Purchase Price”) equal to the sum of (i) $250,000 minus (ii) all distributions of Available Cash (as defined in the LLC Agreement), if any, paid to you on or before the date on which such purchase is consummated. The Purchase Price shall be paid to you in cash or by wire transfer to an account designated by you no later than seventy-five (75) days after the date Wagon receives the Election Notice, subject to the following:

(a)	You must comply with all requirements as to the execution and delivery of the Release (defined below) provided for below; and

(b)	No purchase shall be required and the Purchase Price shall not be paid if your employment with CCH is terminated by CCH for Cause or by you without Good Reason prior to payment of the Purchase Price.

In addition to any other requirements set forth in this Letter, payment of the Purchase Price shall be contingent upon, and shall be payable to you if, and only if, you execute and deliver to Wagon a release agreement in favor of each member of the Company Group, their respective direct and indirect equity owners (including Wagon, DFRG and their direct and indirect equity owners), and their respective affiliates, in form and substance reasonably satisfactory to Wagon (the “Release”), provided that the Release shall not release any obligations to make any payments to, or to cause payments to be made to, you required under this Letter or the TBA, and such Release remains in effect following the expiration of any applicable notice, review and/or revocation periods.

Mr. Jon Howie

The rights provided to you herein may not be transferred by you, nor shall you have any right to anticipate, alienate, assign, dispose of, pledge or encumber the same, nor shall the same be subject to attachment, garnishment, execution following judgment or other legal process instituted by your creditors, and any action in violation of this provision shall be void. Upon its receipt of your Election Notice, Wagon shall have the right, in its sole discretion, to assign to any one or more of its Class A Member(s) the obligation to purchase the Subject Interests for such Class A Member(s)’ own account upon tender of the Purchase Price and thereby satisfy in full all of Wagon’s obligations hereunder. Notwithstanding anything to the contrary contained herein, no Member of the Company Group other than Wagon shall be liable for, and you shall look solely to the general credit of Wagon for satisfaction of, any obligations due or to become due under this Letter.

This Letter shall be governed by and construed in accordance with the internal laws of the State of Delaware, without reference to conflict of laws principles.

LSF5 WAGON HOLDINGS, LLC

By:	/s/ Marc L. Lipshy
Name: Marc L. Lipshy
Title: President